Exhibit 1.07

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

For immediate release

CDC Software’s Supply Chain Solutions Help Shanghai General Motors Expand Operations in China

ATLANTA, HONG KONG, Nov. 29 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that its CDC Supply Chain Solutions were implemented at a new parts distribution and packaging center of Shanghai General Motors, a 50-50 joint venture partnership between General Motors and Shanghai Automotive Industry Corp. Group (SAIC).

Shanghai General Motors recently opened the first of four new model parts distribution and packaging centers in Guangzhou, China. This facility utilizes the CDC Supply Chain product suite including Warehouse Management, Labor Management, Slotting Optimization, Yard Management, Event Management and Enterprise Visibility. These applications provide Shanghai General Motors with an advanced supply chain execution software suite. Shanghai General Motors intends to implement CDC Supply Chain at the other three facilities as they are built.

Formed more than 10 years ago, Shanghai General Motors is one of the largest and fastest growing car manufacturers in China. The joint venture assembles, distributes and services vehicles under the Buick, Saab, Chevrolet and Cadillac brands through more than 400 dealers in China.

“Our growth is unprecedented in the automotive industry and successfully managing that growth is indeed a key to our success,” says Wang Jun, general director of Aftersales & Downstream Business of Shanghai General Motors. “Managing our Service Parts operations is critical for maintaining our growth and CDC Software’s complete supply chain solution for high volume, high velocity environments like ours is a key part of our distribution strategy.”

“Shanghai General Motors’ successful launch of its new distribution center illustrates how CDC Supply Chain can be an ideal solution for the demand-driven fulfillment requirements of enterprises operating multiple plants with complex distribution and supply chain networks,” said Eric Musser, CEO and president of CDC Software. “CDC Supply Chain helps to provide rapid benefits to an enterprise in the form of reduced operational costs, increased on-time deliveries, optimized order fulfillment from multiple warehouses, improved inventory accuracy and availability and enhanced customer service.”

About CDC Supply Chain

CDC Supply Chain offers a broad range of integrated, open standards-based solutions that service key areas of complex supply chains and distribution networks. The solutions can operate as standalone modules or can readily integrate into an enterprise’s existing applications. Key functionality in the CDC Supply Chain suite includes warehouse management, transportation management, dynamic route planning, slotting, labor management, cross dock planning and yard management. Some of the world’s leading customers use CDC Supply Chain including: Ahlsell, Campbell Soup, Canadian Tire, Frito Lay, GE Plastics, JM Smuckers, Sherwin Williams, Starbucks Centocor, The Container Store, Fuji, General Motors, Jim Beam, Legrand Group, Office Max, Reebok, Shanghai General Motors, and Symbol/Motorola. For more information, visit: cdcsupplychain.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of CDC Supply Chain to help reduce operational costs, increase on-time deliveries, optimize order fulfillment from a multiple warehouse base, improve inventory accuracy and availability and enhance customer service, the future construction of additional facilities by Shanghai General Motors and the implementation by Shanghai Motors of CDC Supply Chain at any such facilities and other statements which are not historical fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of various industries, including the Chinese automotive industry; the continued ability of CDC Supply Chain solutions to address the distribution and supply chain requirements of companies in those industry; demand for and market acceptance of new and existing Supply Chain solutions; and development of new functionalities which would allow certain companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.